Exhibit 99.1

   Synagro Technologies Announces the Election of a New Board Member and the Addition of Vice President-Chief Accounting Officer and Corporate Controller

     HOUSTON--(BUSINESS WIRE)--June 2, 2005--Synagro Technologies, Inc. (NASDAQ Small Cap:SYGR), a national company focused on water and wastewater residuals management services in the United States, announced today that James B. Mattly has been elected to the Board of Directors and Thomas M. Urban has joined Synagro as its Vice President-Chief Accounting Officer and Corporate Controller.
     "We are pleased to announce the additions of James Mattly and Thomas Urban to our Synagro team. Both these gentlemen have extensive experience in the environmental services industry as well as solid general business background. We are looking forward to these men being valuable assets to Synagro," stated Robert C. Boucher, Jr., Chief Executive Officer.
     Mr. Mattly currently serves as Chairman of the Board of Directors of Loomis, Fargo & Co. where he served as Chief Executive Officer and President from 1997-2004 and as Chief Executive Officer and President of Loomis Armored, Inc. from 1991-1997. Mr. Mattly served as Regional Vice President of Browning-Ferris Industries, Inc. from 1979-1990; Corporate Vice President-Operations of Butler Aviation International, Inc. from 1977-1979; Regional Vice President-General Manager of Wells Fargo Armored Service Company from 1973-1977; and Manager-Corporate Planning for Butler Aviation International, Inc. from 1970-1971. Mr. Mattly served with the United States Navy from 1962-1967 receiving the Distinguished Flying Cross as well as numerous Air Medals. He received his Associate Degree in Mathematics from Bakersfield College in Bakersfield, CA, and graduated Phi Beta Kappa with a Bachelor of Science in Business Administration from the University of California at Berkeley. He received his Master of Business Administration from Harvard Business School. In addition to his directorship on the board of Loomis, Fargo & Co, Mr. Mattly also sits on the board of Tiger Acquisition Corp., Parent Corporation of ENSR International Corporation.
     Tom Urban is a Certified Public Accountant and was previously the Corporate Controller/Chief Accounting Officer of Gundle/SLT Environmental, Inc., a $300 million environmental services company that manufacturers and installs liners for the waste industry. He has ten years of experience in the environmental industry, in addition to ten years in public accounting including several years at Ernst & Young. Tom will be responsible for the Company's accounting, treasury, budgeting, reporting, and the implementation of Section 404 of Sarbanes-Oxley.
     Synagro believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


     CONTACT: Synagro Technologies, Inc., Houston
              Robert C. Boucher, Jr., 713-369-1700